EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2010 Profit

NORCROSS, Ga., May 14, 2010 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three month period ended March 31, 2010.

For the first quarter ended March 31, 2010, the company recorded net income of $84,000 compared to a net loss of ($662,000) in the first quarter of 2009. Basic and diluted earnings per share were $0.01 in the three month period ended March 31, 2010 compared to basic and diluted loss per share of $(0.15) in the same period in 2009.

Net revenue for the first quarter of 2010 ended March 31, 2010 was $3,697,000, an increase of 33 percent compared to the first quarter of 2009. The company's ChemFree subsidiary reported strong sales of both SmartWasher® machines and consumable supplies in its domestic and international markets. In addition, the company's CoreCard Software subsidiary continued to expand its product capabilities and customer base and reported an increase in license and service revenue due to a growing number of customers.

J. Leland Strange, president and chief executive officer of the company, commented, "Even though we reported a profit for this period, it is not necessarily indicative of a trend. I am very pleased with ChemFree results and believe they should continue to perform well. However, given software recognition policies, quarterly results at CoreCard may not reflect actual progress during the quarter. Long implementations may have significant activity over several quarters but license revenue is not recognized until completion of a project. In the current quarter, we completed our first international implementation, but until CoreCard increases in volume, financial results will not be smooth or predictable on a quarterly basis."

The company intends to file its Form 10-Q for the period ended March 31, 2010 with the Securities and Exchange Commission on May 14, 2010. For additional information about reported results, investors will be able to access the Form 10-Q on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (NYSE Amex:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited; in thousands, except share and per share amounts)
	Three Months Ended March 31,
	2010	2009
Revenue
Products	$ 3,347	$ 2,485
Services	350	303
Total revenue	3,697	2,788
Cost of revenue
Products	1,709	1,318
Services	174	294
Total cost of revenue	1,883	1,612
Expenses
Marketing	566	444
General & administrative	725	923
Research & development	437	504
Income (loss)	86	(695)
Other income (expense)
Interest income, net	27	15
Equity in income (loss) of affiliate company	(12)	7
Other income	6	12
Income (loss) before income taxes	107	(661)
Income taxes	23	1
Net income (loss)	84	$ (662)
Income (loss) per share:
Basic	$ 0.01	$ (0.15)
Diluted	$ 0.01	$ (0.15)
Basic weighted average common shares	8,958,028	4,478,971
Diluted weighted average common shares	8,962,767	4,478,971

Intelligent Systems Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	Dec. 31,
	2010	2009
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$2,463	$2,795
Accounts receivable, net	1,923	1,680
Notes and interest receivable, current portion	501	492
Inventories, net	780	964
Other current assets	527	399
Total current assets	6,194	6,330
Long-term investments	1,206	1,219
Notes and interest receivable, net of current portion	1,019	1,006
Property and equipment, net	1,269	1,256
Patents, net	211	223
Total assets	$9,899	$10,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$550	$576
Deferred revenue	1,122	1,355
Accrued payroll	497	423
Accrued expenses	526	565
Other current liabilities	391	406
Total current liabilities	3,086	3,325
Long-term liabilities	92	100
Total stockholders' equity	6,721	6,609
Total liabilities and stockholders' equity	$9,899	$10,034
CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          770-564-5504
          bherron@intelsys.com